Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Comcast Corporation on Form S-8 of our reports dated March 17, 2003 (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, effective January 1, 2001, and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002) appearing in the Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

April 7, 2003